NEWS RELEASE *FOR IMMEDIATE RELEASE*	**Contact:** **Income Opportunity Realty Investors, Inc.** **Investor Relations** **Gene Bertcher (800) 400-6407** **investor.relations@incomeopp-realty.com**

Income Opportunity Realty Investors, Inc. Reports Full Year 2017 Results

DALLAS (April 2, 2018) Income Opportunity Realty Investors, Inc. (NYSE AMERICAN: IOR), a Dallas-based real estate investment company, today reported results of operations for the year ended December 31, 2017. For the year ended December 31, 2017, the Company reported net income of $1.5 million or ($0.36) per diluted earnings per share for the period ended December 31, 2017, as compared to a net income of $2.1 million or ($0.50) per share for the same period ended 2016.

Land held subject to a sales contract is our sole operating segment. There was no income generated from this segment for the years ended December 31, 2017 and December 31, 2016.

General and administrative expenses were $438,000 for the year ended December 31, 2017. This represents an increase of $42,000 compared to general and administrative expenses of $396,000 for the year ended December 31, 2016. This increase was primarily due to an increase in legal expenses, audit fees, stock transfer agent fees and reimbursements to Advisor.

Net income fee to related party was $250,000 for the year ended December 31, 2017. This represents a decrease of $7,000, compared to the net income fee of $257,000 for the year ended December 31, 2016. The net income fee paid is based upon a contract amount calculated at the rate of 7.5% of net income.

Advisory fees were $660,000 for the year ended December 31, 2017. This represents an increase of $21,000 compared to advisory fees of $639,000 for the year ended December 31, 2016. Advisory fees are a contract amount and is computed based on a gross asset fee of 0.0625% per month (0.75% per annum) of the average of the gross asset value.

Interest income was $4.2 million for the year ended December 31, 2017. This represents a decrease of $0.3 million, compared to interest income of $4.5 million for the year ended December 31, 2016. This decrease was primarily due to the payoff of notes receivable related to three income producing properties sold in a prior year.

The Company incurred no mortgage and loan interest for the years ended December 31, 2017 and December 31, 2016. We have no outstanding debt as of December 31, 2017.

Income tax expense was $1.6 million for the year ended December 31, 2017 and $1.1 million for the year ended December 31, 2016. Included in 2017 is $500,000 of deferred income tax expense for the gain on a sale of land which has been recognized for income tax purposes but deferred for accounting.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,		
	2017	2016	2015
	(dollars in thousands, except per share amounts)		
Revenues:			
Rental and other property revenues	$ -	$ -	$ -
Expenses:			
Property operating expenses (including $0, $0, and $10 for the year ended 2017, 2016, and 2015, respectively, from related parties)	-	-	61
General and administrative (including $234, $213, and $240 for the year ended 2017, 2016, and 2015, respectively, from related parties)	438	396	466
Net income fee to related party	250	257	187
Advisory fee to related party	660	639	704
Total operating expenses	1,348	1,292	1,418
Net operating (loss)	(1,348)	(1,292)	(1,418)
Other income (expenses):			
Interest income from related parties	4,237	4,494	4,376
Mortgage and loan interest	-	-	(652)
Other Income	250	-	-
Total other income	4,487	4,494	3,724
Income before taxes	3,139	3,202	2,306
Income tax expense	(1,631)	(1,121)	(807)
Net income	$ 1,508	$ 2,081	$ 1,499
Earnings per share - basic and diluted			
Net income	$ 0.36	$ 0.50	$ 0.36
Weighted average common shares used in computing earnings per share	4,168,214	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(Audited)

	December 31, 2017	December 31, 2016
	(dollars in thousands, except par value amount)	
Assets		
Real estate land holdings subject to sales contract, at cost	$ 22,717	$ 22,717
Total real estate	22,717	22,717
Notes and interest receivable from related parties	14,030	23,659
Total notes and interest receivable	14,030	23,659
Cash and cash equivalents	2	1
Receivable and accrued interest from related parties	49,631	37,768
Other assets	1,517	2,257
Total assets	$ 87,897	$ 86,402
Liabilities and Shareholders' Equity		
Liabilities:		
Accounts payable and other liabilities	$ 10	$ 23
Total liabilities	10	23
Shareholders' equity:		
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 4,173,675 and outstanding 4,168,214 shares in 2017 and 2016	42	42
Treasury stock at cost, 5,461 shares in 2017 and 2016	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	25,929	24,421
Total shareholders' equity	87,887	86,379
Total liabilities and shareholders' equity	$ 87,897	$ 86,402